Exhibit 99.3

EASTERLY GOVERNMENT PROPERTIES ANNOUNCES

EXPANDED SENIOR UNSECURED CREDIT FACILITY

WASHINGTON, D.C. – June 18, 2018 – Easterly Government Properties, Inc. (NYSE: DEA) (the “Company” or “Easterly”), a fully integrated real estate investment trust focused primarily on the acquisition, development and management of Class A commercial properties leased to the U.S. Government, today announced it has replaced its existing senior unsecured revolving credit facility with an amended and upsized credit facility (the “Amended Credit Facility”), consisting of (i) a $450 million revolving senior unsecured credit facility (the “Revolver”)  and (ii) a $150 million delayed draw senior unsecured term loan facility (the “Term Loan”) for a total credit facility size of $600 million. The Revolver includes an accordion feature that allows the Company to request additional lender commitments of up to $250 million, for a total Amended Credit Facility capacity of up to $850 million. The Revolver will initially mature four years from the closing date, in June 2022, with two six-month as-of-right extension options available to extend the maturity to June 2023. The Term Loan will mature five years from the closing date, in June 2023. The Term Loan is prepayable without penalty for the entire term of the loan.

Borrowings under the Revolver will bear interest at a rate of LIBOR plus a spread of 1.25% to 1.80%, depending on the Company’s leverage ratio. The Term Loan will bear interest at a rate of LIBOR plus a spread of 1.20% to 1.75%, depending on the Company's leverage ratio. Given the Company's current leverage ratio, the initial spread to LIBOR is set at 1.30% for the Revolver and 1.25% for the Term Loan.

The Company intends to use borrowings under the Amended Credit Facility for general corporate purposes, including but not limited to acquisitions, development, redevelopment and other capital expenditures.

In addition, the Company has amended its existing $100 million senior unsecured term loan to conform certain provisions and covenants to those included in the Amended Credit Facility.

“We are pleased to expand the Company’s lending relationships through the implementation of this upsized credit facility,” said Meghan G. Baivier, Easterly’s Chief Financial and Operating Officer. “The Company continues to demonstrate its ability to access capital at highly competitive terms while simultaneously increasing balance sheet capacity to fund future accretive growth.”

Citibank, N.A., PNC Capital Markets LLC and Wells Fargo Securities, LLC served as joint lead arrangers and joint bookrunners on the Amended Credit Facility.  Citibank, N.A. served as administrative agent and PNC Bank, National Association and Wells Fargo Bank, N.A. served as co-syndication agents.

About Easterly Government Properties, Inc.

Easterly Government Properties, Inc. (NYSE:DEA) is based in Washington, D.C., and focuses primarily on the acquisition, development and management of Class A commercial properties that are leased to the U.S. Government. Easterly’s experienced management team brings specialized insight into the strategy and needs of mission-critical U.S. Government agencies for properties leased to such agencies either directly or through the U.S. General Services Administration (GSA). For further information on the company and its properties, please visit www.easterlyreit.com.

Contact:

Easterly Government Properties, Inc.

Lindsay S. Winterhalter

Vice President, Investor Relations and Operations

202-596-3947

IR@easterlyreit.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” “position,” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to those risks and uncertainties associated with our business described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed on March 1, 2018. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.